Exhibit 3.1
GRAIL, INC.
RESTATED CERTIFICATE OF INCORPORATION
(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)
GRAIL, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:
1.The name of this corporation is GRAIL, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on September 11, 2015 under the name PSC15, Inc. and filed a Certificate of Amendment to the Certificate of Incorporation on January 5, 2016 changing the name of this corporation to GRAIL, Inc.
2.The Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows.
RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as set forth on Exhibit A attached hereto and incorporated herein by this reference.
Exhibit A referred to in the resolution above is attached hereto as Exhibit A and is hereby incorporated herein by this reference.
3.This Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.
4.This Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.
IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 26th day of May, 2020.

By:	/s/ Hans Bishop
Hans Bishop
Chief Executive Officer

Exhibit A
GRAIL, Inc.
RESTATED CERTIFICATE OF INCORPORATION
FIRST: The name of this corporation is GRAIL, Inc. (the “Corporation”).
SECOND: ..The address of the registered office of the Corporation in the State of Delaware is 12 09 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.
THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.
FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,432,348,227 shares, of which the Corporation shall have authority to issue (i) 868,203,200 shares of Class A Common Stock, each having a par value of $0.001 (“Class A Common Stock”), (ii) 30,000,000 shares of Class B Common Stock, each having a par value of $0.001 (“Class B Common Stock,” and together with the Class A Common Stock, “Common Stock”), and (iii) 534,145,027 shares of Preferred Stock, each having a par value of $0.001 (“Preferred Stock”). As of the effective date of this Restated Certificate of Incorporation (this “Restated Certificate”), 85,000,000 shares of the authorized shares of Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock”, 309,256,591 shares of the authorized shares of Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock”, 63,144,600 shares of the authorized shares of Preferred Stock of the Corporation are hereby designated “Series C Preferred Stock” and 76,743,836 shares of the authorized shares of Preferred Stock of the Corporation are hereby designated “Series D Preferred Stock”.
The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.
A.COMMON STOCK
1.General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein. Except as otherwise expressly provided herein or required by the General Corporation Law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably, and be identical in all respects as to all matters.
2.Voting. Except as otherwise expressly provided herein or required by the General Corporation Law, holders of shares of each class of Common Stock shall be entitled to vote, and shall vote together as one class, on all matters to be voted on by stockholders of the Corporation. Except as otherwise expressly provided herein or required by the General

Corporation Law, on any matter that is submitted to a vote of the stockholders, each holder of Class A Common Stock shall be entitled to one vote for each such share, and each holder of Class B Common Stock shall be entitled ten votes for each such share at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate or pursuant to the General Corporation Law. There shall be no cumulative voting. Subject to any other requirements set forth herein (including Section 3.3 of Part B Article Fourth) the number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Restated Certificate) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.
3.Conversion of Class B Common Stock. Each share of Class B Common Stock shall be convertible into Class A Common Stock at the ratio of 0.44 Shares of Class A Common Stock for each 0.42 shares of Class B Common Stock at the earlier of (i) any transfer of any shares of Class B Common Stock by any holder thereof, except any transfer to an Affiliate of such holder and (ii) at the option of the holder thereof, at any time upon written notice to the transfer agent of the Corporation. For purposes of this Section 3, with respect to a holder of Class B Common Stock, the term “Affiliate” shall mean any other person, natural or legal, who, directly or indirectly, controls, is controlled by, or is under common control with such holder, including without limitation any general partner, managing member, officer or director of such holder or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such holder. For purposes of this definition, the terms “controlling,” “controlled by,” or “under common control with” shall mean the possession, directly or indirectly, of (a) the power to direct or cause the direction of the management and policies of a natural or legal person, whether through the ownership of voting securities, by contract, or otherwise, or (b) the power to elect or appoint at least fifty percent (50%) of the directors, managers, general partners, or persons exercising similar authority with respect to such transferring holder.
4.Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.
5.Amendments Regarding Common Stock. Notwithstanding any other provision of this Restated Certificate to the contrary, (1) for so long as any shares of Class A Common Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Class A Common Stock

(voting as a separate class), amend, alter, or repeal any provision of this Restated Certificate so as to affect adversely the relative rights, preferences, qualifications, limitations, or restrictions of the Class A Common Stock as compared to those of the Class B Common Stock, and (2) for so long as any shares of Class B Common Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Class B Common Stock (voting as a separate class), amend, alter, or repeal any provision of this Restated Certificate so as to affect adversely the relative rights, preferences, qualifications, limitations, or restrictions of the Class B Common Stock as compared to those of the Class A Common Stock.
6.Dividends. No dividend or distribution may be declared or paid on any share of Class A Common Stock unless a dividend or distribution, payable in the same consideration and manner, is simultaneously declared or paid, as the case may be, on each share of Class B Common Stock, nor shall any dividend or distribution be declared or paid on any share of Class B Common Stock unless a dividend or distribution, payable in the same consideration and manner, is simultaneously declared or paid, as the case may be, on each share of Class A Common Stock, in each case without preference or priority of any kind; provided, however, that if dividends are declared that are payable in shares of Class A Common Stock or in Class B Common Stock or in rights, options, warrants, or other securities convertible into or exchangeable for shares of Class A Common Stock or Class B Common Stock, dividends shall be declared that are payable at the same rate on both classes of Common Stock and the dividends payable in shares of Class A Common Stock or in rights, options, warrants, or other securities convertible into or exchangeable for shares of Class A Common Stock shall be payable to holders of Class A Common Stock and the dividends payable in shares of Class B Common Stock or in rights, options, warrants, or other securities convertible into or exchange for shares of Class B Common Stock shall be payable to holders of Class B Common Stock.
7.Merger, Consolidation, or Reorganization. The Corporation shall not enter into any reorganization, or into any merger, share exchange, consolidation, or combination of the Corporation with one or more other entities (whether or not the Corporation is the surviving entity), unless each holder of an outstanding share of Class A Common Stock shall be entitled to receive with respect to such share the same kind and amount of consideration (including shares of stock and other securities and property (including cash)), if any, receivable upon such reorganization, merger, share exchange, consolidation, or other combination by a holder of an outstanding share of Class B Common Stock, and each holder of an outstanding share of Class B Common Stock shall be entitled to receive with respect to such share the same kind and amount of consideration (including shares of stock and other securities and property (including cash)), if any, receivable upon such reorganization, merger, share exchange, consolidation, or other combination by a holder of an outstanding share of Class A Common Stock, in each case without distinction between classes of Common Stock.
B.PREFERRED STOCK
The following rights, preferences, powers, privileges and restrictions, qualifications and limitations shall apply to the Preferred Stock. Unless otherwise indicated, references to

“sections” or “subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.
1.Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Restated Certificate) the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Class A Common Stock and (B) the number of shares of Class A Common Stock issuable upon conversion of a share of such Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Class A Common Stock, at a rate per share of Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred Stock dividend. In the case of the Series A Preferred Stock, the “Original Issue Price” for the Series A Preferred Stock shall mean $1.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization of shares. In the case of the Series B Preferred Stock, the “Original Issue Price” for the Series B Preferred Stock shall mean $4.0085 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization of shares. In the case of the Series C Preferred Stock, the “Original Issue Price” for the Series C Preferred Stock shall mean $4.751 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization of shares. In the case of the Series D Preferred Stock, the “Original Issue Price” for the Series D Preferred Stock shall mean $5.1080, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization of shares.
2.Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.
2.1 Preferential Payments to Holders of Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of each series of Preferred Stock then outstanding shall be entitled, on a pari passu basis, to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) one times the applicable Original Issue Price for such series of Preferred Stock, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of such series of Preferred Stock been converted into Class A Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. The amount payable to holders of Series A Preferred Stock pursuant to the immediately preceding sentence is sometimes referred to herein as the “Series A Liquidation Amount”, the amount payable to holders of Series B Preferred Stock pursuant to the immediately preceding sentence is sometimes referred to herein as the “Series B Liquidation Amount”, the amount payable to holders of Series C Preferred Stock pursuant to the immediately preceding sentence is sometimes referred to herein as the “Series C Liquidation Amount”, and the amount payable to holders of Series D Preferred Stock pursuant to the immediately preceding sentence is sometimes referred to herein as the “Series D Liquidation Amount.” If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
2.2 Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock pursuant to Section 2.1, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.
2.3 Deemed Liquidation Events.
2.3.1 Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless (i) the holders of a majority of the outstanding shares of Preferred Stock (voting together as a single class on an as-converted basis) and (ii) during the period following the Initial Closing (used herein as defined in the Series D Purchase Agreement) and ending on April 17, 2022, only if such waiver would result in the holders of the then-outstanding shares of Series D Preferred Stock receiving a lesser amount with respect to such shares of Series D Preferred Stock than would otherwise be allocated to such shares in a Deemed Liquidation Event, the holders of two-thirds of the Series C Preferred Stock and the Series D Preferred Stock then outstanding, voting together as a single class (the “Series C&D Vote”), elect otherwise by written notice sent to the Corporation at least five (5) days prior to the effective date of any such event:
(a)a merger or consolidation in which
(i)the Corporation is a constituent party or

(ii)a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for equity securities that represent, immediately following such merger or consolidation, a majority, by voting power, of the equity securities of (1) the surviving or resulting party; or (2) if the surviving or resulting party is a wholly owned subsidiary of another party immediately following such merger or consolidation, the parent of such surviving or resulting party; provided that, for the purpose of this Section 2.3.1, all shares of Common Stock issuable upon exercise of Options (as defined in Section 4.4.1 below) outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities (as defined in Section 4.4.1 below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, deemed to be converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged; or
(b)the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary or subsidiaries of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation, conversion or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to one or more wholly owned subsidiaries of the Corporation.
Notwithstanding the foregoing, the sale of the Corporation’s capital stock by the Corporation in a bona fide equity financing for capital raising purposes shall not constitute a Deemed Liquidation Event.
2.3.2 Effecting a Deemed Liquidation Event.
(a)The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(i) unless the definitive agreement for such Deemed Liquidation Event transaction (the “Definitive Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2.
(b)In the event of a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(ii) or 2.3.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause, (ii) to require the redemption of such shares of Preferred Stock, and (iii) if the holders of a majority of the then outstanding shares of Preferred Stock, acting as a single class and on an as-converted to Class A Common Stock basis, so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation (the “Board”)), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), no later than the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock at a price per share equal to the Series A Liquidation Amount, Series B Liquidation Amount, Series C Liquidation Amount and Series D Liquidation Amount, respectively. Notwithstanding the foregoing, in the event of a redemption pursuant to this Subsection 2.3.2(b), if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall ratably redeem each holder’s shares of Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. Prior to the distribution or redemption provided for in this Subsection 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event.
2.3.3 Amount Deemed Paid or Distributed. The funds and assets deemed paid or distributed to the holders of capital stock of the Corporation upon any such Deemed Liquidation Event shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. If the amount deemed paid or distributed under this Subsection 2.3.3 is made in property other than in cash, the value of such distribution shall be the fair market value of such property, provided, however, that the following shall apply:
(a)For securities not subject to investment letters or other similar restrictions on free marketability,
(i)if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the thirty (30) day period ending three (3) days prior to the closing of such transaction;
(ii)if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the closing of such transaction; or
(iii)if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board.
(b)The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board) from the market value as determined pursuant to clause (a) above so as to reflect the approximate fair market value thereof.
The foregoing methods for valuing non-cash consideration to be distributed in connection with a Deemed Liquidation Event shall, with the appropriate approval pursuant to the definitive agreements governing such Deemed Liquidation Event by the stockholders under the General Corporation Law and Section 3.3, be superseded by the determination of such value set forth in the definitive agreements governing such Deemed Liquidation Event.
2.3.4 Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Subsection 2.3.1, if any portion of the consideration payable to the stockholders of the Corporation is only payable subject to contingencies (the “Additional Consideration”), the Definitive Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Subsection 2.3.4, consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.
3.Voting.
3.1 General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Class A Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of this Restated Certificate, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class, shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).
3.2 Election of Directors.
3.2.1 Election. The holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series A Director”). The holders of record of the shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series B Director”, and, together with the Series A Director, the “Preferred Directors”). The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the remaining number of directors of the Corporation (the “Common and Preferred Directors”). Any director elected as provided in the preceding sentences may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Series A Preferred Stock or Series B Preferred Stock, as the case may be, are no longer eligible or fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first two sentences of this Subsection 3.2, then any directorship not so filled shall remain vacant until such time as the holders of the Series A Preferred Stock or of the Series B Preferred Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.
3.2.2 Vacancies Not Caused by Removal. If any vacancy in the office of any director exists, such vacancy may be filled (either contingently or otherwise) by the stockholders as specified in this Section 3.2 or by at least a majority of the members of the Board then in office, although less than a quorum, or by a sole remaining member of the Board then in office, even if such directors or such sole remaining director were not elected by the holders of the class, classes or series that are entitled to elect a director or directors to office under the provisions of Section 3.2.1 (the “Specified Stock”) and such electing director or directors shall specify at the time of such election the specific vacant directorship being filled; provided, however, that where such vacancy occurs among the directors elected by Specified Stock, the holders of such Specified Stock may override the Board’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders.
3.2.3 Vacancies Caused by Removal. Any director elected as provided in the preceding Section 3.2.2 may be removed with or without cause by, and any vacancy in the office of any such removed director may be filled by, and only by, the affirmative vote of the holders of the shares of the Specified Stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders.
3.2.4 Procedure. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the Specified Stock entitled to elect such director shall constitute a quorum for the purpose of electing such director and the candidate or candidates to be elected by such Specified Stock shall be those who receive the highest number of affirmative votes (on an as-converted basis) of the outstanding shares of such Specified Stock. In the case of an action taken by written consent without a meeting, the candidate or candidates to be elected by such Specified Stock shall be those who are elected by the written consent of the holders of a majority of such Specified Stock.
3.3 Preferred Stock Protective Provisions.
3.3.1 Preferred Stock Protective Provisions. At any time when at least 168,781,342 shares of Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a single class and on an as-converted to Class A Common Stock basis, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.
(a)liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event, or consent to any of the foregoing;
(b)amend, alter or repeal any provision of this Restated Certificate or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Preferred Stock;
(c)create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock having rights, powers or preferences set forth in the Restated Certificate, as then in effect, that are senior to, or on parity with, any series of Preferred Stock (excluding, for the avoidance of doubt, the sale and issuance of shares of the Series D Preferred Stock pursuant to that certain Series D Preferred

Stock Purchase Agreement, dated on or about the Original Issue Date of the Series D Preferred Stock, as amended from time to time, the “Series D Purchase Agreement”), or increase or decrease the authorized number of shares of Preferred Stock (or any series thereof);
(d)purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of Additional Shares of Class A Common Stock, or (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at no greater than the original purchase price thereof;
(e)create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;
(f)increase or decrease the authorized number of directors constituting the Board of Directors.
(g)create any additional classes or series of Common Stock, authorize or issue any additional shares of Class B Common Stock or increase the number of authorized shares of any class or series of Common Stock, except for the issuance (but not the authorization) of Class B Common Stock required under that certain Transition Agreement, dated October 12, 2017, by and between the Company and Jeffrey Huber, unless approved by the Board of Directors, including the affirmative consent of both Preferred Directors;
(h)enter into, be party to or amend any transaction or agreement with any shareholder, director, officer or employee of the Corporation or any “associate” (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) of any such person, except for ordinary course of business agreements entered into on an arms-length basis, unless approved by the Board of Directors, including the affirmative consent of both Preferred Directors; or
(i)reclassify, alter or amend any existing security of the Corporation that is pari passu with the Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Preferred Stock in respect of any such right, preference, or privilege or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to the Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Preferred Stock in respect of any such right, preference or privilege, in each case unless approved by the Board of

Directors, including the affirmative consent of both Preferred Directors, at least one of whom has not been appointed by and is not affiliated with any holder of capital stock of the Corporation that is being reclassified, altered or amended.
3.3.2 Series A Preferred Stock Protective Provisions. At any time when shares of Series A Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a single class (and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect):
(a)amend, alter or repeal any provision of the Restated Certificate or Bylaws of the Corporation in a manner that alters or changes the powers, preferences or rights of the shares of Series A Preferred Stock so as to adversely affect them, it being understood that the creation of a new series of preferred stock shall not be deemed to alter or change the powers, preferences or rights of the Series A Preferred Stock or otherwise require the affirmative vote or written consent of the holders of the Series A Preferred Stock pursuant to this Section 3.3.2;
(b)create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional shares of Series A Preferred Stock, or otherwise increase the authorized number of shares of Series A Preferred Stock; or
(c)waive any adjustment to the Conversion Price of the Series A Preferred Stock pursuant to Section 4 below.
3.3.3 Series B Preferred Stock Protective Provisions. At any time when shares of Series B Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a single class (and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect):
(a)amend, alter or repeal any provision of the Restated Certificate or Bylaws of the Corporation in a manner that alters or changes the powers, preferences or rights of the shares of Series B Preferred Stock so as to adversely affect them, it being understood that the creation of a new series of preferred stock shall not be deemed to alter or change the powers, preferences or rights of the Series B Preferred Stock or otherwise require the affirmative vote or written consent of the holders of the Series B Preferred Stock pursuant to this Section 3.3.3;

(b)create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional shares of Series B Preferred Stock, or otherwise increase the authorized number of shares of Series B Preferred Stock; or
(c)waive any adjustment to the Conversion Price of the Series B Preferred Stock pursuant to Section 4 below.
3.3.4 Series C Preferred Stock Protective Provisions. At any time when shares of Series C Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a single class (and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect):
(a)amend, alter or repeal any provision of the Restated Certificate or Bylaws of the Corporation in a manner that alters or changes the powers, preferences or rights of the shares of Series C Preferred Stock so as to adversely affect them, it being understood that the creation of a new series of preferred stock shall not be deemed to alter or change the powers, preferences or rights of the Series C Preferred Stock or otherwise require the affirmative vote or written consent of the holders of the Series C Preferred Stock pursuant to this Section 3.3.4;
(b)create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional shares of Series C Preferred Stock (excluding, for the avoidance of doubt, the sale and issuance of shares of the Series C Preferred Stock pursuant to the Series C Purchase Agreement), or otherwise increase the authorized number of shares of Series C Preferred Stock; or
(c)waive any adjustment to the Conversion Price of the Series C Preferred Stock pursuant to Section 4 below.
3.3.5 Series D Preferred Stock Protective Provisions. At any time when shares of Series D Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series D Preferred Stock (the “Series D Majority”), given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a single class (and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect):
(a)amend, alter or repeal any provision of the Restated Certificate or Bylaws of the Corporation in a manner that alters or changes the powers, preferences or rights of the shares of Series D Preferred Stock so as to adversely affect them, it being understood that the creation of a new series of preferred stock shall not be deemed to alter or change the powers, preferences or rights of the Series D Preferred Stock or otherwise require the affirmative vote or written consent of the holders of the Series D Preferred Stock pursuant to this Section 3.3.5; provided, that, for the avoidance of doubt, each of the following shall require the affirmative vote or written consent of the Series D Majority pursuant to this Section 3.3.5: (i) any amendment to Section 2.3.1 and (ii) any amendment to Section 5.1(a);
(b)create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional shares of Series D Preferred Stock (excluding, for the avoidance of doubt, the sale and issuance of shares of the Series D Preferred Stock pursuant to the Series D Purchase Agreement), or otherwise increase the authorized number of shares of Series D Preferred Stock; or
(c)waive any adjustment to the Conversion Price of the Series D Preferred Stock pursuant to Section 4 below.
3.3.6 Series C and D Preferred Stock Protective Provisions. At any time when shares of Series C Preferred Stock and Series D Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the Series C&D Vote, given in writing or by vote at a meeting, (and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect):
(a)during the period following the Initial Closing and ending on April 17, 2022, waive the preferential payments to holders of Preferred Stock required by Section 2.1 in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event.
4.Optional Conversion.
The holders of the Series D Preferred Stock, the holders of the Series C Preferred Stock, the holders of the Series B Preferred Stock, and the holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
4.1 Right to Convert.
4.1.1 Preferred Stock Conversion Ratio. Each share of a series of Preferred Stock shall be convertible, at the option of the holder thereof, at any time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing the Original Issue Price for such series of Preferred Stock by the Conversion Price (as defined below) for such series of Preferred Stock in effect at the time of conversion. The “Conversion Price” for each series of Preferred Stock shall initially mean the Original Issue Price for such series of Preferred Stock. The initial Conversion Price for each series of Preferred Stock, and the rate at which shares of each series of Preferred Stock may be converted into shares of Class A Common Stock, shall be subject to adjustment as provided in Section 4.4.
4.1.2 Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights for any series of Preferred Stock shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of such series of Preferred Stock.
4.2 Fractional Shares. No fractional shares of Class A Common Stock shall be issued upon conversion of any shares of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Class A Common Stock, as determined in good faith by the Board. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of such series of Preferred Stock the holder thereof is at the time converting into Class A Common Stock and the aggregate number of shares of Class A Common Stock issuable upon such conversion.
4.3 Mechanics of Conversion.
4.3.1 Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of any series of Preferred Stock into shares of Class A Common Stock, such holder shall (a) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for such series of Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), that such holder elects to convert all or any number of such holder’s shares of such series of Preferred Stock and, if applicable, any event on which such conversion is contingent and (b), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for such series of Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Class A Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Class A Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of such series of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Class A Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of such series of Preferred Stock represented by the surrendered certificate that were not converted into Class A Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Class A Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of such series of Preferred Stock converted.

4.3.2 Reservation of Shares. The Corporation shall at all times when any series of Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of such series of Preferred Stock, such number of its duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate. Before taking any action which would cause an adjustment reducing the Conversion Price of a series of Preferred Stock below the then par value of the shares of Class A Common Stock issuable upon conversion of such series of Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Class A Common Stock at such adjusted Conversion Price of such series of Preferred Stock.
4.3.3 Effect of Conversion. All shares of a series of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Class A Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of a series of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of such series of Preferred Stock accordingly.
4.3.4 No Further Adjustment. Upon any such conversion, no adjustment to the Conversion Price of such series of Preferred Stock shall be made for any declared but unpaid dividends on any such series of Preferred Stock surrendered for conversion or on the Class A Common Stock delivered upon conversion.
4.3.5 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Class A Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Class A Common Stock in a name other than that in which the shares of such series of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4 Adjustments to Conversion Price for Diluting Issuances.
4.4.1 Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:
(a)“Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Class A Common Stock or Convertible Securities.
(b)“Original Issue Date” for a series of Preferred Stock shall mean the date on which the first share of such series of Preferred Stock was issued.
(c)“Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Class A Common Stock (including Class B Common Stock, other than with respect to the definition of “Exempted Securities”), but excluding Options.
(d)“Additional Shares of Class A Common Stock” with respect to a series of Preferred Stock shall mean all shares of Class A Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation after the applicable Original Issue Date for such series of Preferred Stock, other than (1) the following shares of Class A Common Stock and (2) shares of Class A Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):
(i)shares of Class A Common Stock, Options or Convertible Securities issued as a dividend or distribution on any series of Preferred Stock;
(ii)shares of Class A Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Class A Common Stock that is covered by Subsection 4.5, 4.6, 4.7 or 4.8;
(iii)shares of Class A Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board (including one of the Series A Director or Series B Director); or
(iv)shares of Class A Common Stock or Convertible Securities actually issued upon the exercise of Options, or shares of Class A Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;
(v)shares of Class A Common Stock, Options or Convertible Securities issued to banks, equipment lessors, real property lessors, financial institutions or other persons engaged in the business of making loans pursuant to a debt financing, equipment leasing or real property leasing transaction, in each case approved by the Board (including one of the Series A Director or Series B Director); or
(vi)shares of Class A Common Stock, Options or Convertible Securities issued pursuant to a bona fide acquisition of another entity by the Corporation by merger or consolidation with, purchase of substantially all of the assets of, or purchase of more than fifty percent (50%) of the outstanding equity securities of, the other entity, or issued pursuant to a bona fide joint venture agreement, provided that such issuances are approved by the Board (including one of the Series A Director or Series B Director).
4.4.2 No Adjustment of Conversion Price. No adjustment in the Conversion Price of a series of Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Class A Common Stock if the Corporation receives written notice from the holders of a majority of the then outstanding shares of such series of Preferred Stock, acting as a single class and on an as-converted to Class A Common Stock basis, agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Class A Common Stock.
4.4.3 Deemed Issue of Additional Shares of Class A Common Stock.
(a)If the Corporation at any time or from time to time after the applicable Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Class A Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Class A Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.
(b)If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Subsection 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Class A Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price of a series of Preferred Stock computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price of a series of Preferred Stock as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price of a series of Preferred Stock in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price of a series of Preferred Stock that would have resulted from any issuances of Additional Shares of Class A Common Stock (other than deemed issuances of Additional Shares of Class A Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.
(c)If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Subsection 4.4.4 (either because the consideration per share (determined pursuant to Subsection 4.4.5) of the Additional Shares of Class A Common Stock subject thereto was equal to or greater than the Conversion Price of such series of Preferred Stock then in effect, or because such Option or Convertible Security was issued before the applicable Original Issue Date), are revised after the applicable Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Class A Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Class A

Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a) shall be deemed to have been issued effective upon such increase or decrease becoming effective.
(d)Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Subsection 4.4.4, the Conversion Price of such series of Preferred Stock shall be readjusted to such Conversion Price of such series of Preferred Stock as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.
(e)If the number of shares of Class A Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price of a series of Preferred Stock provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3). If the number of shares of Class A Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price of a series of Preferred Stock that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price of such series of Preferred Stock that such issuance or amendment took place at the time such calculation can first be made.
4.4.4 Adjustment of Conversion Price Upon Issuance of Additional Shares of Class A Common Stock. In the event the Corporation shall at any time after the applicable Original Issue Date issue Additional Shares of Class A Common Stock (including Additional Shares of Class A Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the Conversion Price of a series of Preferred Stock in effect immediately prior to such issue, then the Conversion Price of such series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:
CP2 = CP1 * (A + B) ÷ (A + C).
For purposes of the foregoing formula, the following definitions shall apply:
(a)“CP2” shall mean the Conversion Price of such series of Preferred Stock in effect immediately after such issuance or deemed issuance of Additional Shares of Class A Common Stock;

(b)“CP1” shall mean the Conversion Price of such series of Preferred Stock in effect immediately prior to such issuance or deemed issuance of Additional Shares of Class A Common Stock;
(c)“A” shall mean the number of shares of Class A Common Stock outstanding immediately prior to such issuance or deemed issuance of Additional Shares of Class A Common Stock (treating for this purpose as outstanding all shares of Class A Common Stock issuable upon exercise of Options outstanding immediately prior to such issuance or deemed issuance or upon conversion or exchange of Convertible Securities (including any series of Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);
(d)“B” shall mean the number of shares of Class A Common Stock that would have been issued if such Additional Shares of Class A Common Stock had been issued or deemed issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and
(e)“C” shall mean the number of such Additional Shares of Class A Common Stock issued in such transaction.
4.4.5 Determination of Consideration. For purposes of this Subsection 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Class A Common Stock shall be computed as follows:
(a)Cash and Property: Such consideration shall:
(i)insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;
(ii)insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and
(iii)in the event Additional Shares of Class A Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board.
(b)Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Class A Common

Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing:
(i)The total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by
(ii)the maximum number of shares of Class A Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.
4.4.6 Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Class A Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Subsection 4.4.4, and such issuance dates occur within a period of no more than ninety (90) days from the first such issuance to the final such issuance, then, upon the final such issuance, the Conversion Price of such series of Preferred Stock shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).
4.5 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the applicable Original Issue Date effect a subdivision of the outstanding Class A Common Stock, the Conversion Price of a series of Preferred Stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Class A Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Class A Common Stock outstanding. If the Corporation shall at any time or from time to time after the applicable Original Issue Date combine the outstanding shares of Class A Common Stock, the Conversion Price of a series of Preferred Stock in effect immediately before the combination shall be proportionately increased so that the number of shares of Class A Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Class A Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.
4.6 Adjustment for Certain Dividends and Distributions.
4.6.1 Preferred Stock. In the event the Corporation at any time or from time to time after the applicable Original Issue Date shall make or issue, or fix a record date for the determination of holders of Class A Common Stock entitled to receive, a dividend or other distribution payable on the Class A Common Stock in additional shares of Class A Common Stock, then and in each such event the Conversion Price of a series of Preferred Stock in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price of such series of Preferred Stock then in effect by a fraction:
(1)the numerator of which shall be the total number of shares of Class A Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
(2)the denominator of which shall be the total number of shares of Class A Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Class A Common Stock issuable in payment of such dividend or distribution.
Notwithstanding the foregoing (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price of a series of Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price of such series of Preferred Stock shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of a series of Preferred Stock simultaneously receive a dividend or other distribution of shares of Class A Common Stock in a number equal to the number of shares of Class A Common Stock as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Class A Common Stock on the date of such event.
4.7 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the applicable Original Issue Date shall make or issue, or fix a record date for the determination of holders of Class A Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Class A Common Stock in respect of outstanding shares of Class A Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of such series of Preferred Stock shall receive, simultaneously with the distribution to the holders of Class A Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Class A Common Stock on the date of such event.
4.8 Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Class A Common Stock (but not such series of Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of such series of Preferred Stock shall thereafter be convertible in lieu of the Class A Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Class A Common Stock of the Corporation issuable upon conversion of one share of such series of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of such series of Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price of such series of Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such series of Preferred Stock. For the avoidance of doubt, nothing in this Subsection 4.8 shall be construed as preventing the holders of such series of Preferred Stock from seeking any appraisal rights to which they are otherwise entitled under the DGCL in connection with a merger triggering an adjustment hereunder, nor shall this Subsection 4.8 be deemed conclusive evidence of the fair value of the shares of such series of Preferred Stock in any such appraisal proceeding.
4.9 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of a series of Preferred Stock pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of such series of Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price of such series of Preferred Stock then in effect, and (ii) the number of shares of Class A Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such series of Preferred Stock.
4.10 Notice of Record Date. In the event:
(a)the Corporation shall take a record of the holders of its Class A Common Stock (or other capital stock or securities at the time issuable upon conversion of a series of Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or
(b)of any capital reorganization of the Corporation, any reclassification of the Class A Common Stock or any Deemed Liquidation Event; or
(c)of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of such series of Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Class A Common Stock (or such other capital stock or securities at the time issuable upon the conversion of such series Preferred Stock) shall be entitled to exchange their shares of Class A Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to such series of Preferred Stock and the Class A Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.
5.Mandatory Conversion.
5.1 Trigger Events. Upon either (a) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $150,000,000 of gross proceeds to the Corporation (a “Qualified IPO”); provided, that the written consent of the holders of a majority of the then-outstanding shares of Series C Preferred Stock and Series D Preferred Stock (the “Series C&D IPO Consent”) will be required in order to effect the conversion of the shares of Series C Preferred Stock and Series D Preferred Stock pursuant to this clause (a) in the event of a Qualified IPO at an offering price per share less than the Series D Original Issue Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization) occurring prior to April 17, 2022; provided, further that the Series C&D IPO Consent shall be deemed delivered if a majority of the stockholders entitled to consent thereon do not provide written notice (with electronic communication permitted pursuant to Section 8) to the Company or its authorized representatives of their objection to such consent within twenty-four (24) hours of written request from the Company (with electronic communication permitted pursuant to Section 8) for approval of such conversion; or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the then outstanding shares of Preferred Stock, acting as a single class and on an as-converted to Class A Common Stock basis provided that, during the period following the Initial Closing and ending on April 17, 2022, the separate vote or written consent of the holders of a two-thirds of the Series C Preferred Stock and Series D Preferred Stock then outstanding, voting together as a single class, shall be required to effect the conversion of the shares of Series C Preferred Stock and Series D Preferred Stock pursuant to this clause (b) (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”),  then (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Class A Common Stock at the then effective conversion rate of such series of Preferred Stock as calculated pursuant to Subsection 4.1.1 and (ii) such shares may not be reissued by the Corporation.
5.2 Procedural Requirements. All holders of record of shares of a series of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of such series of Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of such series of Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to such series of Preferred Stock converted pursuant to Subsection 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Class A Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2. As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for a series of Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Class A Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash as provided in Subsection 4.2 in lieu of any fraction of a share of Class A Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of such series of Preferred Stock converted. Such converted series of Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of such series of Preferred Stock accordingly.
6.Redeemed or Otherwise Acquired Shares. Any shares of a series of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of such series of Preferred Stock following redemption.
7.Waiver. Except as otherwise expressly provided in this Restated Certificate, any of the rights, powers, preferences and other terms of a series of Preferred Stock set forth herein may not be waived on behalf of all holders of such series of Preferred Stock, as the case may be, without the affirmative written consent or vote of the holders of a majority of the shares of such series of Preferred Stock then outstanding.
8.Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to the Company or to a holder of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.
FIFTH: Subject to any additional vote required by this Restated Certificate or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.
SIXTH: Subject to any additional vote required by this Restated Certificate, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.
SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.
TENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.
Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.
ELEVENTH: The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation while such Covered Person is performing services in such capacity. Any repeal or modification of this Article Eleventh will only be prospective and will not affect the rights under this Article Eleventh in effect at the time of the occurrence of any actions or omissions giving rise to liability.
TWELFTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article Twelfth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Twelfth (including, without limitation, each portion of any sentence of this Article Twelfth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
THIRTEENTH: For purposes of Section 500 of the California Corporations Code (to the extent applicable), in connection with any repurchase of shares of Common Stock permitted under this Restated Certificate from employees, officers, directors or consultants of the Corporation in connection with a termination of employment or services pursuant to agreements or arrangements approved by the Board of Directors (in addition to any other consent required under this Restated Certificate), such repurchase may be made without regard to any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined in Section 500 of the California Corporations Code).  Accordingly, for purposes of making any calculation under California Corporations Code Section 500 in connection with such repurchase, the amount of any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined therein) shall be deemed to be zero (0).
FORTEENTH: The Corporation shall have the right, subject to any express provisions or restrictions contained in this Restated Certificate or the Bylaws, from time to time, to amend, alter or repeal any provision of this Restated Certificate in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Restated Certificate or any amendment thereof are conferred subject to such right.
* * *